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                                                                     EXHIBIT 4.8

                        IDEALAB! STOCKHOLDER AGREEMENT

     This Stockholder Agreement (the "Agreement") is made as of December 30, 1999, by and between Bill Gross' idealab!, Inc., a California corporation ("BGIL"), and idealab! Holdings, L.L.C., a Delaware limited liability company ("idealab!"), on the one hand (BGIL and idealab!, collectively, the "idealab! Parties"), and CarsDirect.com, Inc., a Delaware corporation, on the other hand (the "Company").

     A. The Company and idealab! have entered into a Class B Common Stock Purchase Agreement (the "Purchase Agreement") pursuant to which idealab! agrees to purchase from the Company, and Company agrees to sell to idealab!, 2,050,000 shares of the Company's Class B Common Stock, par value $0.001 per share;

     B. The Company and the idealab! Parties desire, in connection with the consummation of the transactions contemplated by the Purchase Agreement, to make certain covenants and agreements with one another pursuant to this Agreement;

     C. It is a mutual condition to the consummation of the transactions contemplated by the Purchase Agreement that the idealab! Parties and the Company enter into this Agreement.

     NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For the purpose of this Agreement, the following terms shall have the meanings specified with respect thereto below:

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the idealab! Parties and their Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall not be deemed to be "Affiliates" of one another.

     "Beneficially Own" or "Beneficial Ownership" shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

     "Change in Control of the Company" shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party which results in

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the holders of Class A Common Stock (assuming for purposes of the clause (i)
that all shares of Class B Common Stock have been converted into shares of Class A Common Stock in accordance with the terms of the Company's Restated Certificate of Incorporation) of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership and such transaction, having Beneficial Ownership following such merger, consolidation or other business combination or transaction of voting securities representing less than 50% of the Total Voting Power of the surviving or resulting corporation (or any parent entity thereof);
(ii) a sale of all or substantially all the assets of the Company; or (iii) a liquidation or dissolution of the Company.

     "Closing" shall have the meaning set forth in the Purchase Agreement.

     "Company Common Stock" shall mean shares of the Class A Common Stock of the Company, par value $0.001 per share.

     "Company Notice" shall have the meaning set forth in Section 3.1(a) below.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall mean, in the case of New Preferred Stock, the fair market value as of the date of determination of such New Preferred Stock as determined in good faith by the members of the Company's Board of Directors that are not affiliates of the idealab! Parties or the Related Parties.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "New Preferred Stock" shall mean shares of a new series of preferred stock of the Company, par value $0.001 per share, that the Company may designate and issue from time to time as required under Section 3.1 below and having rights, preferences, privileges and restrictions substantially similar to those of the Company's Series D Preferred Stock.

     "New Securities" shall mean Voting Stock issued by the Company after the date of this Agreement, excluding any such issuance of Voting Stock (i) upon exercise of stock options to employees, directors and consultants issued from time to time or upon conversion or exchange of convertible securities outstanding on the date hereof, (ii) to any idealab! Party or any Affiliate thereof, (iii) pursuant to the exercise by the idealab! Parties of their rights pursuant to Section 3.1 below, (iv) to Bank One, N.A. ("Bank One") in connection with the Company's acquisition of Bank One's ownership interest in CDOne Financial, (v) of the Company's Series D Preferred Stock authorized as of the date hereof, and (vi) in connection with strategic transactions of the Company approved in writing by the Chairman of the Board of Directors of the Company (with such issuances not to exceed 500,000 shares in the aggregate).

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     "Pro Rata Share" shall mean that number of shares of New Preferred Stock that solves for "X" according to the following formula: {X/(the number of New Securities + X)=63%}; provided that, for the avoidance of doubt, the number of
                      --------
New Securities in such formula shall include all shares of Voting Stock issuable upon the conversion, exchange or exercise of all convertible securities to be issued at such time.

     "Qualified Initial Public Offering" shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Company Common Stock to the public involving gross proceeds to the Company not less than $20 million at a per share price of at least $7.00.

     "Related Party" shall mean any of the following: (i) idealab!, (ii) BGIL,
(iii) any directly or indirectly wholly-owned subsidiary of BGIL (an "idealab! Sub"), (iv) idealab! Capital Management I LLC ("ICM1"), (v) idealab! Capital Management II LLC ("ICM2"), and (vi) any venture capital fund in which ICM1 or ICM2 is a general partner or managing member (an "ICM Fund"). idealab! shall cease to be a Related Party if and when it is no longer wholly-owned by BGIL.
An idealab! Sub shall cease to be a Related Party if and when it is no longer wholly-owned (directly or indirectly) by BGIL. ICM1 shall cease to be a Related Party if and when neither idealab! nor BGIL serves as its managing member. ICM2 shall cease to be a Related Party if and when neither idealab! nor BGIL serves as its managing member. An ICM Fund shall cease to be a Related Party if and when (a) neither ICM1 nor ICM2, as the case may be, serves as general partner or managing member of such ICM Fund, or (b) neither idealab! nor BGIL serves as the managing member of such general partner or managing member.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shares" shall mean any shares of Voting Stock Beneficially Owned by any idealab! Party, Related Party or any entity controlled by an idealab! Party or Related Party, after giving effect to the conversion or exchange of or other exercise of rights to acquire all Voting Stock held by any idealab! Party, Related Party or any entity controlled by an idealab! Party or Related Party which is or could be pursuant to its terms convertible, exchangeable or exercisable into securities of the Company having the power to vote in the election of members of the Board of Directors of the Company, other than conversion of shares of Class B Common Stock of the Company into shares of Class A Common Stock of the Company.

     "Standstill Limit" shall mean 66% of the Total Voting Power.

     "Standstill Period" shall mean the period beginning on the date hereof and ending on the earliest to occur of the following: (i) the third anniversary of the Closing or (ii) the consummation of a transaction that results in a Change in Control of the Company.

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     "Total Voting Power" shall mean, with respect to any entity, the total number of votes which may be cast in the election of members of the Board of Directors of the corporation if all securities entitled to vote in the election of such directors are present and voted.

     "Voting Stock" shall mean shares of the Company Common Stock and any other securities of the Company having the power to vote, or which are or could be pursuant to its terms convertible, exchangeable or otherwise exercisable into securities of the Company having the power to vote, in the election of members of the Board of Directors of the Company.

     "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under
Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder in effect as of the date hereof, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

                                  ARTICLE II

              THE PURCHASER'S COVENANTS AND THE COMPANY'S RIGHTS

     2.1  The idealab! Parties' Standstill Obligations
          --------------------------------------------

          (a) Notwithstanding anything to the contrary contained herein and only during the Standstill Period, the idealab! Parties shall not, nor will the idealab! Parties permit any entity controlled by any of the idealab! Parties or any 13D Group of which any of the idealab! Parties is a member to, directly or indirectly acquire or Beneficially Own Voting Stock, or authorize or make a tender offer, exchange offer or other offer therefor, if the result of such acquisition or Beneficial Ownership would be that the percentage of Total Voting Power represented by all Shares would exceed the Standstill Limit; provided that
                                                                   --------
all shares of Voting Stock Beneficially Owned by ICM1 or ICM2 as of the date hereof shall not be included in the number of shares Beneficially Owned by the idealab! Parties for purposes of this Section 2.1.

          (b) During the Standstill Period, the idealab! Parties shall notify the Company of any acquisition of additional shares of Voting Stock by any idealab! Party, any entity controlled by any of the idealab! Parties or any 13D Group of which any of the idealab! Parties is a member promptly after each such acquisition and in any event not more than five (5) business days thereafter.

          (c) During the Standstill Period, the idealab! Parties shall not, nor will the idealab! Parties permit any entity controlled by any of the idealab! Parties to, solicit proxies with respect to any Voting Stock, nor shall it become a "participant" in any "election contest" (as such terms are used in

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Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company. Nothing in this Section 2.1(c) shall be construed to limit: (i) the right of any officer or director of the Company to communicate with any member of the Board of Directors of the Company, any executive officer of the Company, counsel to the Company or auditors for the Company, as may be necessary, in such officer's or director's reasonable judgment, for the discharge of such officer's or director's duties; (ii) the activities of any officer of the Company to discharge the duties of such office; or (iii) the right of any stockholder to communicate with any member of the Board of Directors of the Company.

          (d) During the Standstill Period, the idealab! Parties shall not, nor will the idealab! Parties permit any entity controlled by any idealab! Party to, deposit any shares of Voting Stock in a voting trust or subject any Voting Stock to any arrangement or agreement with any party other than a Related Party with respect to the voting of such Voting Stock.

          (e) During the Standstill Period, the idealab! Parties shall not join a 13D Group, partnership, limited partnership, syndicate or other group, or otherwise act in concert with any person (other than a Related Party) for the purpose of acquiring, holding or Voting Stock having Total Voting Power in excess of the Standstill Limit.

          (f) The restrictions contained in Paragraphs (a) and (e) (solely to the extent that Paragraph (a) or (e) restricts the activities that are restricted by Paragraphs (c) or (d)) and (c) and (d) of this Section 2.1 shall not apply if both (i) the idealab! Parties collectively own shares of Voting Stock representing less than 50% of the Total Voting Power of the Company and
(ii) (A) a tender offer or exchange offer is made by any person or 13D Group (other than an Affiliate of, or person acting in concert with, any idealab! Party and other than a tender offer or exchange offer that is induced by any idealab! Party or any Affiliate thereof) to acquire shares of Voting Stock which, if added to the Shares of Voting Stock (if any) already owned by such person or 13D Group, would represent more than 20% of the Total Voting Power of the Company at such time, (B) it is publicly disclosed that shares of Voting Stock representing more than 20% of the Total Voting Power of the Company have been acquired subsequent to the date hereof, or are proposed to (in a public announcement or filing) to be acquired subsequent to the date hereof by any person or 13D Group (other than an Affiliate of, or any person acting in concert with, any idealab! Party and other than any such acquisition or proposed acquisition of Voting Stock that has been induced, in whole or in part, by any idealab! Party or any Affiliate thereof), or (C) any person or 13D Group (not including any idealab! Party or Affiliates of an idealab! Party) shall Beneficially Own shares of Voting Stock representing a percentage of the Total Voting Power of the Company which exceeds the greater of (x) 20% of the Total Voting Power of the Company or (y) the percentage of the Total Voting Power of the Company represented by the Shares, and would be required (under rules and regulations in effect as of the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission reporting beneficial ownership of such shares of Voting Stock.

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     2.2  The idealab! Parties' Transfer Restrictions.
          -------------------------------------------

          (a) Until the earlier of two (2) years following the date hereof or eighteen (18) months following a Qualified Initial Public Offering, the idealab! Parties shall not, and shall not permit any entity controlled by any idealab! Party to, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, any Voting Stock except: (i) to the Company; (ii) to a Related Party, so long as such Related Party agrees to be bound by the provisions of this Agreement as an idealab! Party, and agrees to transfer such Voting Stock to an idealab! Party or another Related Party if and when it ceases to be a Related Party; (iii) in connection with a Change in Control of the Company approved in accordance with the Company's Restated Certificate of Incorporation, or (iv) for pledges of Voting Stock to nationally-recognized financial institutions (not affiliated with an idealab! Party or a Related Party) as collateral in connection with bona fide lending transactions.

          (b) Any attempted sale, transfer or other disposition of Voting Stock which is not in compliance with this Section 2.2 shall be null and void.

                                  ARTICLE III

                 THE COMPANY'S COVENANTS AND IDEALAB!'S RIGHTS

     3.1  idealab!'s Rights to Maintain.  Until the closing of a Qualified
          -----------------------------
Initial Public Offering, idealab! (or, at idealab!'s option, any Related Party) shall have the right to purchase that number of shares of New Preferred Stock equal to the Pro Rata Share of any New Securities which the Company may, from time to time, issue, in accordance with the following terms and conditions:

          (a) In the event the Company proposes to undertake an issuance of New Securities, it shall give idealab! written notice of its intention (the "Company Notice"), describing the amount and type of New Securities, and the price and material terms upon which the Company then proposes to issue the same. idealab! shall have ten (10) business days from the date of receipt of the Company Notice to provide the Company with written notice (the "idealab! Notice") of its intention to purchase (or its intention to have a Related Party purchase) a number of shares of New Preferred Stock up to the Pro Rata Share, for a price equal to the Fair Market Value of such New Preferred Stock as of the date of the first closing of the issuance of New Securities. The closing of any such sale of New Preferred Stock must occur no later than thirty (30) days after the issuance of the related New Securities, subject to extension as needed for the parties to comply with the HSR Act with respect to such sale. The Company agrees to use reasonable best efforts to secure requisite stockholder approvals of the authorization and issuance of any New Preferred Stock required pursuant to this Section 3.1, and failure of the Company to issue New Preferred Stock as required pursuant to this Section 3.1 shall constitute a material breach of this Agreement by the Company (whether or not the Company is able to obtain any requisite stockholder approvals).

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          (b) The provisions of this Section 3.1 will terminate and be of no further force or effect upon the earlier to occur of: (i) the closing of a Qualified Initial Public Offering, or (ii) a Change in Control of the Company.

                                  ARTICLE IV

                                 MISCELLANEOUS

     4.1  Governing Law.  This Agreement shall be governed in all respects by
          -------------
the internal laws of the State of California.

     4.2  Successors and Assigns.  This Agreement shall inure to the benefit of,
          ----------------------
and be binding upon, the parties hereto and their respective successors and assigns. Except as otherwise provided in this Agreement, this Agreement may not be assigned by a party without the prior written consent of the other parties hereto.

     4.3  Entire Agreement; Amendment.  This Agreement constitutes the full and
          ---------------------------
entire understanding and agreement between the parties with regard to the subject hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought, including on behalf of the Company, approval by a majority of the members of the Board of Directors that are not, and have not for the then previous twelve (12) months been, Affiliates of any idealab! Party or any Related Party.

     4.5  Notices, etc.  All notices and other communications required or
          ------------
permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

               (a)  If to the idealab! Parties, to:

                    idealab! Holdings, L.L.C.
                    130 West Union Street
                    Pasadena, California 91103
                    Attn: General Counsel
                    (Telephone)  (626) 535-2828
                    (Facsimile)  (626) 535-2703

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With a copy to:

                    Latham & Watkins
                    633 West Fifth Street, Suite 4000
                    Los Angeles, California 90071-2007
                    Attn: David M. Hernand, Esq.
                    (Telephone)  (213) 485-1234
                    (Facsimile)  (213) 891-8763

               (b)  If to the Company, to:

                    CarsDirect.com, Inc.
                    10567 Jefferson Boulevard
                    Culver City, CA 90232
                    Attn: Chief Financial Officer
                          General Counsel
                    (Telephone) (310) 280-4380
                    (Facsimile) (310) 649-5302

With a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    Two Palo Alto Square
                    Palo Alto, CA 94306
                    Attn:  Martin W. Korman, Esq.
                           Michael D. Weisberg, Esq.
                    (Telephone) (650) 493-9300
                    (Facsimile) (650) 493-6811

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     4.6  Delays or Omissions.  Except as expressly provided herein, no delay or
          -------------------
omission to exercise any right, power or remedy accruing to a party under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver

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of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

     4.7  Expenses.  The Company and the idealab! Parties shall bear their own
          --------
expenses incurred with respect to this Agreement and the transactions contemplated hereby, provided, that the idealab! Parties shall pay any filing fee required under the HSR Act arising out of this Agreement or the transactions contemplated hereby, including any issuances and sales of New Preferred Stock pursuant to idealab!'s rights to maintain set forth in Section 3.1 above.

     4.8  Specific Performance.  The parties hereto acknowledge and agree that
          --------------------
irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damage would not be compensable in money damages and that it would be extremely difficult or impracticable to measure the resultant damages. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of the Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or equity, and such party that is sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate and expressly waives any requirement in an action for specific performance for the posting of a bond by the party bringing such action.

     4.9  Further Assurances.  The parties hereto shall do and perform or cause
          ------------------
to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor the idealab! Parties shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

     4.10 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     4.11 Severability.  In the event that any provision of .this Agreement
          ------------
becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

     4.12 Captions.  Headings of the various sections of this Agreement have
          --------
been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any

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gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

     4.13 Attorneys' Fees.  In any action at law or suit in equity in relation
          ---------------
to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        "COMPANY"

                                        CARSDIRECT.COM, INC.



                                        By: /s/ Robert N. Brisco
                                           -------------------------------
                                            Name: Robert N. Brisco
                                            Title: CEO


                                        "IDEALAB! PARTIES"

                                        IDEALAB! HOLDINGS, L.L.C.



                                        By: /s/ Bill Gross
                                           -------------------------------
                                            Name:
                                            Title:


                                        BILL GROSS' IDEALAB!, INC.



                                        By: /s/ Bill Gross
                                           -------------------------------
                                            Name:
                                            Title: Chairman

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